EXHIBIT 10.1


                        TERMINATION OF ADVISORY AGREEMENT
                                     BETWEEN
                            AMERIVEST PROPERTIES INC.
                                       AND
                         SHERIDAN REATLY ADVISORS, LLC.

     THIS TERMINATION AGREEMENT is dated as of December 27, 2002 between AmeriVest Properties Inc., a Maryland corporation (the "Company") and Sheridan Realty Advisors, LLC, a Colorado limited liability company (the "Advisor").

                                   WITNESSETH:

     WHEREAS, the Company and the Advisor are parties to an Advisory Agreement originally dated as of December 22, 1999, revised and restated as of March 12, 2001 and further revised and restated as of December 31, 2001 (the "Advisory Agreement"); and

     WHEREAS, the Board of Directors of the Company and the Advisor have agreed that, effective as of November 1, 2002, the Advisory Agreement will be terminated pursuant to the terms and conditions of this Agreement and the Advisor shall be entitled to receive compensation as provided in the Advisory Agreement through February 28, 2003.

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties agree as follows:

1. Effective Date of Termination. As of November 1, 2002 (the "Effective Date"), the Advisory Agreement shall be deemed terminated and have no further force and effect except as specified in this Agreement. As a result of such termination, the company shall be responsible for all expenses of the Advisor from and after November 1, 2002 through December 31, 2002, including wages and salaries, insurance, legal, accounting and consulting fees, payroll expenses, travel and mileage, investor relations and all other administrative and day-to-day expenses.

2. Compensation of Advisor. The Advisor shall be entitled to all compensation earned through December 31, 2002 for transactions completed or under contract, which includes the following amounts:

     2.1 Advisory Fees. Advisory fees in accordance with Section 6.1 of the Advisory Agreement in the amount of $765,470 payable in connection with the acquisition of The Centerra Building in Denver, the Chateau Plaza building in Dallas and the acquisition and development of the Keystone Building IV in Indianapolis; plus

     2.2  Capital Project Fees. Capital project fees in accordance with Section
          6.2 of the Advisory Agreement in the amount of $100,000 payable in connection with capital projects commenced at The Centerra Building, the Kellogg Building and Keystone Building IV during 2002; plus

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     2.3  Contingent Advisory Fee. An estimated additional advisory fee in accordance with Section 6.1 of the Advisory Agreement in the amount of $250,000 in connection with the acquisition of a building in Phoenix, Arizona which is under contract by the Company and is subject to certain conditions. In the event the Phoenix acquisition does not close for any reason, the accrued fees will not be paid.

3. Agreement to Exercise Warrants. The Advisor agrees that it will use the compensation payable hereunder which has not been previously paid to exercise incentive warrants previously received by the Advisor under the Advisory Agreement. Under the terms of the Advisory Agreement, the incentive warrants are not exercisable until January 1, 2003.

4. Cooperation of Advisor. Upon execution of this Agreement and the compensation set forth herein, the Advisor shall immediately:

     4.1 pay over to the Company all monies collected and held for the account of the Company pursuant to the Advisory Agreement;
     4.2 deliver to the Directors a full accounting, including a statement showing all payments collected by it and a statement of any monies held by it, covering the period following the date of the last accounting furnished to the Directors;
     4.3 deliver to the Directors all property and documents of the Company then in the custody of the Advisor; and
     4.4 cooperate with the Company and take all reasonable additional steps requested to assist the Company in making an orderly transition of the advisory functions.

5. Full Payment. The parties agree that this Agreement constitutes full satisfaction of all fees, expenses and other obligations provided for in the Advisory Agreement.

6. Confidentiality. The Advisor acknowledges that it and its employees have had access to certain information concerning the Company and its business that was provided solely in connection with Advisor's duties under the Advisory Agreement. Any other use of this information at any time during or after the term of the Advisory Agreement is prohibited.

7. Complete Agreement. The parties acknowledge and agree that this Termination Agreement and the terms of the incentive warrants constitute the complete agreements between them and that no oral modification of this Termination Agreement is permissible. The parties further acknowledge and agree that this Termination Agreement and the terms contained herein supersede all previous contracts and agreements between the parties, including but not limited to the Advisory Agreement, as amended and that all previous contracts and agreements between the parties (other than the incentive warrant agreement), shall become null and void upon execution of this Termination Agreement.

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8.   Binding Agreement. This Termination Agreement shall be binding upon any and all successors and assigns of Advisor and the Company.

9. Colorado Law. Except for issues or matters as to which federal law is applicable, this Termination Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without giving effect to the conflicts of law principles thereof.



AMERIVEST PROPERTIES INC.                  SHERIDAN REALTY ADVISORS, LLC




By: /s/ William T. Atkins                      By: /s/ Charles K. Knight
-------------------------                      -------------------------
William T. Atkins                              Charles K. Knight
Chairman and Chief Executive Officer           President and Co-Managing Member